As filed with the Securities and Exchange Commission on July 30, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	38-3519512
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
One Village Center Drive, Van Buren Twp., Michigan	48111
(Address of principal executive offices)	(zip code)
Visteon Corporation 2020 Incentive Plan
(Full title of the Plan)

Brett D. Pynnonen
Senior Vice President and General Counsel
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
(Name and address of agent for service)

(800) VISTEON
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑      Accelerated Filer ☐
Non-Accelerated Filer ☐      Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	1,535,000 shares	$73.93	$113,482,550.00	$14,730.03

(1)	Represents shares of common stock, par value $0.01 per share (“Common Stock”), of Visteon Corporation issuable pursuant to the Visteon Corporation 2020 Incentive Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457 (c) and (h) under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the Nasdaq Stock Exchange on July 24, 2020, a date that is within five business days prior to filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Unless otherwise indicated, the terms the “Company,” “we,” and “our” refer to Visteon Corporation and its subsidiaries.
Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference to Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, and additional information about the Plan are available without charge by contacting:
Investor Relations
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111 USA
Tel: (734) 710-7893
E-mail: kdoyle@visteon.com

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:
(a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2019, which we filed on February 20, 2020;
(b) our Quarterly Reports on Form 10-Q for our first fiscal quarter ended March 31, 2020, which we filed on April 30, 2020, and for our second fiscal quarter ended June 30, 2020, which we filed on July 30, 2020;
(c) our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or 7.01 of Form 8-K, including any exhibits included with such items), which we filed on January 31, 2020, March 6, 2020, March 25, 2020, April 9, 2020, April 22, 2020, and June 4, 2020; and

(d) the description of our common stock in the registration statement on Form 8-A, which we filed on September 30, 2010, as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, together with any amendments or reports we file for the purpose of updating the description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.

        The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Brett D. Pynnonen, Senior Vice President and General Counsel of the Company.  Mr. Pynnonen, a full-time employee of the Company, participates in the Company’s compensation plans and is eligible to receive awards under the Plan. As of July 30, 2020, Mr. Pynnonen beneficially owned 4,536 shares of the Company’s Common Stock and had outstanding awards under the Company’s equity compensation plans with respect to a target number of 27,752 shares.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.  Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.  Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
 Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.
 Article Ninth of the Company’s Charter provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law.  Article Tenth of the Company’s Charter and Article VIII of the Company’s Amended and Restated Bylaws (the “Bylaws”) generally provide for indemnification of the officers and directors of the Company to the fullest extent permitted by the DGCL.
 The foregoing is only a general summary of certain aspects of Delaware law and the Company’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Company’s Charter and Bylaws.
 The Company has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.
Item 7. Exemption from Registration Claimed.

None.
Item 8. Exhibits.

Exhibit Number	Exhibit Name
4.1
Second Amended and Restated Certificate of Incorporation of Visteon Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010).

4.2
Amended and Restated Bylaws of Visteon Corporation, as amended through June 9, 2016 (incorporated by reference to Exhibit 3.2.a to the Current Report on Form 8-K of Visteon Corporation filed on June 10, 2016).

4.3	Form of Common Stock Certificate of Visteon Corporation (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010).
5.1	Opinion of Brett D. Pynnonen.*
10.1	Visteon Corporation 2020 Incentive Plan (incorporated by reference to Appendix C to the Definitive Proxy Statement on Schedule 14A of Visteon Corporation filed on April 23, 2020).
23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.*
23.2	Consent of Brett D. Pynnonen (included in Exhibit 5.1 to this Registration Statement on Form S-8).
24.1	Power of Attorney relating to execution of this Registration Statement on Form S-8 (included on the signature page of this Registration Statement under the caption “Power of Attorney”).
* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Buren Township, Michigan, on July 30, 2020.
VISTEON CORPORATION

By  /s/ Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President and General Counsel
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jerome J. Rouquet, Brett D. Pynnonen and Heidi A. Sepanik, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sachin S. Lawande Sachin S. Lawande	Director, President and Chief Executive Officer (principal executive officer)	July 30, 2020
/s/ Jerome J. Rouquet Jerome Rouquet	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	July 30, 2020
/s/ Francis M. Scricco Francis M. Scricco	Chairman of the Board	July 30, 2020
/s/ James J. Barrese James J. Barrese	Director	July 30, 2020
/s/ Naomi M. Bergman Naomi M. Bergman	Director	July 30, 2020
/s/ Jeffrey D. Jones Jeffrey D. Jones	Director	July 30, 2020
/s/ Joanne M. Maguire Joanne M. Maguire	Director	July 30, 2020
/s/ Robert J. Manzo Robert J. Manzo	Director	July 30, 2020
/s/ David L. Treadwell David L. Treadwell	Director	July 30, 2020
/s/ Rouzbeh Yassini-Fard Rouzbeh Yassini-Fard	Director	July 30, 2020